Exhibit 99.1

TuSimple Announces Intention to Delist from Nasdaq

SAN DIEGO, Jan. 17, 2024/PRNewswire/ - TuSimple (Nasdaq: TSP) (the “Company”) today announced its decision to voluntarily delist the Company’s common stock from The Nasdaq Stock Market LLC (“Nasdaq”) and to terminate the registration of its common stock with the Securities and Exchange Commission (the “SEC”). The decision to delist and deregister was made by a Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company, comprised solely of independent directors.

The Company intends to file a Form 25 with the SEC to remove its Common Stock from listing on Nasdaq and to deregister its Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or about Jan. 29, 2024, and as a result, the Company expects that the last trading day of its Common Stock on Nasdaq will be on or about Feb. 7, 2024. The Company also expects to file a Form 15 with the SEC on or about Feb. 8, 2024, after which the Company will no longer have any reporting obligations under Sections 13(a) and 15(d) of the Exchange Act, including Forms 10-K, 10-Q, and 8-K.

In making its determination, the Special Committee concluded that delisting and deregistering is in the best interests of the Company and its stockholders. Since TuSimple’s initial public offering in 2021, there has been a significant shift in capital markets, due in part to rising interest rates and quantitative tightening that has changed investor sentiment for pre-commercialization technology growth companies. The Company’s valuation and liquidity have declined, while the Company’s stock price volatility has increased significantly. Accordingly, the Special Committee determined that the benefits of remaining a publicly traded company no longer justify the costs. As previously disclosed, the Company is undergoing a transformation that the Company believes it can better navigate as a private company than as a publicly traded one.

In connection with the delisting and deregistration of the Company’s common stock, the Special Committee negotiated and approved, and the Company has entered into, a Cooperation Agreement with Mo Chen, the Company’s Executive Chairman, pursuant to which Chen has agreed to abide by certain standstill provisions set forth in the Cooperation Agreement during a standstill period commencing on the date of the Agreement and ending on the date that is two years from the effective date of the Form 15. As contemplated by the Cooperation Agreement, the Company has also amended its Amended and Restated Bylaws to provide that the Board will consist of at least three independent directors and to require that any transaction with Chen or his affiliates would require the approval of a majority of independent directors, a committee composed solely of independent directors or a majority of the disinterested holders of the Company’s Class A common stock.

Further information regarding the delisting and registration, as well as the Cooperation Agreement and amendments to the Amended and Restated Bylaws, can be found in the Letter to Stockholders available on the Company’s investor relations website at www.tusimple.com and in the Current Report on Form 8-K filed with the SEC in connection with this announcement.

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in the United States and Asia. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to see 1,000 meters away, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Global achievements include the world’s first fully autonomous, ‘driver-out’ semi-truck run on open public roads in the U.S. and China, and development of the world’s first Autonomous Freight Network (AFN). Visit us at www.tusimple.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s strategy, intentions to voluntarily delist its common stock from Nasdaq and to terminate registration of the Company’s common stock with the SEC, and any anticipated benefits of such actions. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results to differ materially from those indicated by these forward-looking statements. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to, the Company’s plans to delist from Nasdaq and terminate the registration of the Company’s common stock with the SEC, autonomous driving being an emerging technology, the development of the Company’s technologies and products, the Company’s limited operating history in a new market, the regulations governing autonomous vehicles, changes in the Company’s board of directors and senior management, the Company’s dependence on its senior management team, the Company’s reliance on third-party suppliers, the Company’s potential product liability or warranty claims, the protection of the Company’s intellectual property, the Company’s involvement in securities class action litigation and in government or regulatory investigations, inquiries, and actions, and the Company’s plans to wind down the U.S. operations. Moreover, the Company operates in a competitive and rapidly changing environment, and new risks may emerge from time to time. The foregoing list of factors is not exhaustive.

You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on September 7, 2023, and the Company’s other filings with the SEC. These SEC filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

SOURCE TuSimple Holdings, Inc.

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